    As filed with the Securities and Exchange Commission on October 30, 2003
                                                    Registration No. 333-106156
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         American Italian Pasta Company

                          (Exact name of registrant as
                            specified in its charter)
       Delaware                                           84-1032638

(State or other jurisdiction                    (I.R.S. Employer Identification
   of incorporation or                                        Number)
      organization)

                        4100 N. Mulberry Drive, Suite 200
                           Kansas City, Missouri 64116
                                 (816) 584-5000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                               Timothy S. Webster
                      President and Chief Executive Officer
                         American Italian Pasta Company
                        4100 N. Mulberry Drive, Suite 200
                           Kansas City, Missouri 64116
                                 (816) 584-5000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With Copies to:
                               James M. Ash, Esq.
                       Blackwell Sanders Peper Martin LLP
                          2300 Main Street, Suite 1000
                           Kansas City, Missouri 64108
                                 (816) 983-8000

Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective. If the only securities being registered on this Form are being offered pursuant to dividend or interest
reinvestment plans, please check the following box.  |X|
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest
investment plans, check the following box. |X|
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective
registration statement for the same offering. |  |
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. |  |
If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.|  |

_____________________

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 (SUBJECT TO COMPLETION, DATED OCTOBER 30, 2003)

PROSPECTUS

                                 100,000 shares

                         AMERICAN ITALIAN PASTA COMPANY

                        CLASS A CONVERTIBLE COMMON STOCK

                           (par value $.001 per share)

                           _____________________________

         This prospectus relates to 100,000 shares of our Class A Convertible
Common Stock, par value $.001 per share. The shares may be offered by Mrs.
Leeper's, Inc., the "selling stockholder," from time to time in transactions on the New York Stock Exchange, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We originally issued the shares to the selling stockholder when we acquired certain assets of the selling stockholder used in the manufacture, marketing and sale of certain brands of pasta pursuant to an Asset Purchase Agreement dated as of February 27, 2003.

                           _____________________________

         We will not receive any of the proceeds from the sale of the shares;
all proceeds will go to the selling stockholder. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

                           _____________________________

         Our common stock is listed on the New York Stock Exchange under the symbol "PLB." On October 27, 2003, the closing price of our common stock on the
New York Stock Exchange was $39.20 a share.

                           _____________________________

         Holders of our common stock are entitled to one vote for each share of common stock on each matter submitted to a vote of stockholders, including the election of directors. Holders of common stock are not entitled to cumulative voting and shares have no preemptive or other subscription rights.

                           _____________________________

         Investing in our common stock involves risks. See "Risk Factors"
beginning on page 3.

                           _____________________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              _______________, 2003

                                TABLE OF CONTENTS

                              ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this prospectus.
We have not authorized anyone to provide you with information different from that which is contained in this prospectus. The selling stockholder is offering to sell shares of our common stock and is seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

In this prospectus, "we," "us," "AIPC" or the "Company" refers to American
Italian Pasta Company, together with its predecessors and subsidiaries, unless the context requires otherwise.

                         AMERICAN ITALIAN PASTA COMPANY

         American Italian Pasta Company is the largest producer and one of the fastest-growing marketers of dry pasta in North America, based on data available from A.C. Nielson, other industry sources and our estimates. We commenced operations in 1988 with the North American introduction of new, highly-efficient durum wheat milling and pasta production technology. We believe that our singular focus on pasta, vertically-integrated facilities, continued
technological improvements and development of a highly-skilled workforce enable us to produce high-quality pasta at costs below those of many of our competitors. We believe that the combination of our cost structure, the age of competitive production capacity and our key customer relationships create significant opportunities for continued growth. During the fiscal year ended
September 27, 2002, we had revenue of $380.8 million and net income of $41.3 million.

         We produce more than 175 dry pasta shapes in vertically-integrated milling, production and distribution facilities, strategically located in
Excelsior Springs, Missouri, Columbia, South Carolina, Kenosha, Wisconsin,
Tolleson, Arizona, and Verolanuova, Italy. We have evaluated our plants in relation to our competitors based on industry sources, public disclosures by other pasta producers and our own estimates. We believe the construction of the
Missouri plant in

1988 represented the first use in North America of a vertically-integrated, high-capacity pasta plant using Italian milling and pasta production technology.
We believe that this plant continues to be among the most efficient and highly-automated pasta facilities in North America. The South Carolina plant, which commenced operations in 1995, produces only pasta shapes conducive to high-volume production and employs a highly-skilled, self-managed work force. We believe that the South Carolina plant is the most efficient retail pasta facility in North America in terms of productivity and conversion cost per pound. The Wisconsin plant, which commenced operations in 1999, produces pasta for sale to food processors that use dry pasta in their products. This is commonly referred to as industrial pasta. We believe the Wisconsin plant is the only pasta production facility in North America which is singularly focused on serving the rapidly growing ingredient pasta segment. We also believe the
Kenosha plant is the most efficient ingredient pasta plant in North America in terms of productivity and conversion cost per pound. The Italy plant, which commenced operations in 2001, serves private label, foodservice, and ingredient markets in continental Europe and the United States. The Arizona plant, which commenced operations in fiscal 2003, serves both retail and institutional customers, and is strategically located to serve western U.S. markets.

The Company is incorporated in Delaware, our executive offices are located at
4100 N. Mulberry Drive, Suite 200, Kansas City, Missouri 64116, and our
telephone number is (816) 584-5000. Our web site is located at
http://www.aipc.com. Information contained in our web site is not a part of this prospectus.

                                  RISK FACTORS

         You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making an investment in our common stock. The risks described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations. If any of the following risks occur, our business, financial condition or operating results could be materially harmed. In such an event, our common stock could decline, and you may lose all or part of your investment.

Our business is dependent on several major customers.

         Historically, a limited number of customers have accounted for a substantial portion of our revenues. If our relationship with one or more of our major customers changes or ends, our sales could suffer, which could have a material adverse effect on our business, financial condition and results of operations. We expect that we will continue to rely on a limited number of major customers for a substantial portion of our revenues in the future.

         During fiscal 2002, 2001 and 2000, Sysco accounted for approximately
11%, 13% and 15% of our revenues, respectively, and Wal-Mart, Inc. (including
Sam's Wholesale Club) accounted for approximately 13%, 12% and 15% of our revenues, respectively, over the same periods. We do not have supply contracts with a substantial number of our customers, including Wal-Mart and Sam's
Wholesale Club. We have a mutually exclusive supply contract with Sysco (the
"Sysco Agreement") that runs through June 2006. The Sysco Agreement may be terminated by Sysco upon certain events, including a substantial casualty to or condemnation of our

Missouri plant. Under the Sysco Agreement, we are restricted from supplying pasta products to foodservice businesses other than Sysco without Sysco's consent. If we are not able to successfully continue our relationship with
Sysco, our business would be materially and adversely affected.

The market for pasta products is highly competitive, and we face competition from many established domestic and foreign producers. We may not be able to compete effectively with these producers.

         The markets in which we operate are highly competitive. We compete against numerous well-established national, regional, local and foreign companies in every aspect of our business. Our customers may not continue to buy our products and we may not be able to compete effectively with all of these competitors.

         Some of our competitors have longer operating histories, significantly greater brand recognition and greater production capacity and financial and other resources than we do. Our direct competitors include large multi-national companies such as New World Pasta LLC and Barilla (an Italian-owned company with manufacturing facilities in the U.S.), regional U.S. producers such as Dakota
Growers Pasta Company, Philadelphia Macaroni Co. Inc. and A. Zerega's Sons,
Inc., each an independent producer. We also compete against food processors such as Kraft Foods, General Mills, Inc., ConAgra, Campbell Soup Company and
Stouffers Corp., that produce pasta internally as an ingredient for use in food products. We also compete with Italian producers such as De Cecco.

         In 2001 we commenced operations in Italy to produce pasta to sell in the U.S., the United Kingdom and continental Europe. Competition in these international markets is also intense and comes primarily from major Italian pasta companies such as De Cecco and Barilla, and from several small, locally recognized producers. We have significantly more experience in U.S. markets than in European markets and we may not be able to achieve a significant presence in those markets.

If aggregate production capacity in the U.S. pasta industry increases, we may have to adopt a more aggressive pricing strategy, which would negatively affect our results of operation.

         Our competitive environment depends on the relationship between aggregate industry production capacity and aggregate market demand for pasta products. Increases in production capacity above market demand could have a material adverse effect on our business, financial condition and results of operations. If pasta production capacity were to expand in the future as a result of, for example, a new competitor entering the market or an existing competitor adding additional manufacturing capacity, it may increase competition and supply of products which could lead to more aggressive pricing strategies, potentially causing pressure on profit margins or reduced market shares with a material adverse effect on our business, financial condition and results of operations.

If existing anti-dumping measures imposed against certain foreign imports terminate, we will face increased competition from foreign companies that are subsidized by their governments and could sell their products at significantly lower prices than us, which could negatively affect our profit margins or market shares.

         Anti-dumping and countervailing duties on Italian and Turkish imports imposed by the U.S. Department of Commerce in 1996 may enable us and our domestic competitors to compete more favorably against Italian and Turkish producers in the U.S. pasta market. If these duties are not maintained, or foreign producers sell competing products in the United States at prices lower than ours or enter the U.S. market by establishing production facilities in the
United States, this would further increase competition in the U.S. pasta market.
We may be unable to compete effectively with these competitors. This could have a material adverse effect on our business, financial condition and results of operations.

We may experience difficulty in managing our growth.

         We have experienced rapid growth and we expect to continue significant growth in the future. We may not continue to grow or be able to effectively manage our future growth. Successful management of any such future growth will require us to continue to invest in and enhance our operational, financial and management information resources and systems, accurately forecast and meet sales demand, accurately forecast retail sales, control overhead and attract, train, motivate and manage our employees effectively. Any failure to effectively manage growth could be detrimental to our goals of increasing revenues and market share and could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to sustain our historical growth rate.

         We have grown our revenues and unit volumes rapidly over the last several years. This growth has come primarily from gaining market share at the expense of our competitors and expansion through acquisitions. We may not be able to continue to grow our business at the rates we have experienced in the past.

The purchase of the Mueller's(R) pasta brand, the Golden Grain/Mission pasta brand and the seven brands acquired from Borden Foods has moved us into the branded retail pasta business where we have relatively limited experience.

         Our purchase of the Mueller's(R) pasta brand in November of 2000, several pasta brands from Borden in July of 2001, the Golden Grain/Mission pasta brand in 2002 and other smaller acquisitions in 2002 and 2003 significantly increased our investments in the branded retail market, a market in which we had relatively little direct experience prior to the acquisitions. Because we have limited experience in this market, we may be unable to successfully manage the branded retail pasta business we acquired. If we are unable to effectively manage this business, it could have a material adverse effect on our business, financial condition and results of operations. In addition, as a result of these acquisitions, we are now marketing our own brands of pasta and therefore, in some cases, competing with our customers' private label brand manufactured by
us. This competition may have an adverse effect on our relationships with these customers.

As dry pasta is our only product line, any decline in demand for dry pasta could adversely affect us.

         We focus exclusively on producing and selling dry pasta. We expect to continue this focus. Because of our product concentration, any decline in consumer demand or preference for dry pasta, or any other factor that adversely affects the pasta market, could have a more significant adverse effect on our business, financial condition and results of operations than on pasta producers that also produce other products.

Cost increases or crop shortages in durum wheat or cost increases in packaging materials could adversely affect us.

         The costs of durum wheat and packaging materials have varied widely in recent years and future changes in such costs may cause our results of operations and our operating margins to fluctuate significantly. Increases in the cost of durum wheat or packaging materials could have a material adverse effect on our operating profit and margins unless and until we are able to pass the increased cost along to our customers. Historically, changes in sale prices of our pasta products have lagged changes in our materials costs. Competitive pressures may also limit our ability to raise prices in response to increased raw or packaging material costs. Accordingly, we do not know whether, or the extent to which, we will be able to offset durum wheat or packaging material cost increases with increased product prices.

         The principal raw material in our products is durum wheat. During fiscal 2002 and 2001, the cost of durum wheat represented more than 30% of our total cost of goods sold. Durum wheat is used almost exclusively in pasta production and is a narrowly traded, cash-only commodity crop. Our commodity procurement and pricing practices are intended to reduce the risk of durum wheat cost increases on our profitability, but by doing so we may temporarily affect our ability to benefit from possible durum wheat cost decreases. The supply and price of durum wheat is subject to market conditions and is influenced by several factors beyond our control, including general economic conditions, natural disasters and weather conditions, competition, and governmental programs and regulations. Currently, there is an ongoing investigation by the
International Trade Commission (ITC) and the Department of Commerce on alleged dumping of Canadian durum wheat into the U.S. market. Preliminary tariffs were established in March and May of 2003 amounting to 12.09%. Final tariff determinations, if any, are expected by Fall 2003. If tariffs are imposed on
Canadian durum imports, the supply and cost of durum wheat may be adversely affected. The supply and cost of durum wheat may also be adversely affected by insects and plant diseases. We also rely on the supply of plastic, corrugated and other packaging materials, which fluctuate in price due to market conditions beyond our control. During fiscal 2002 and 2001, the cost of packaging materials represented less than 10% of our total cost of goods sold.

The costs associated with any strategic acquisitions we make may outweigh the benefits we expect to receive from the acquired business or assets.

         Since November 2000, we have completed three significant brand acquisitions for aggregate consideration of approximately $163 million, plus additional, smaller, acquisitions. This integration process of these and future acquisitions may result in unforeseen difficulties and

could require significant time and attention from our management that would otherwise be directed at developing our existing business. In addition, we could discover undisclosed liabilities resulting from any acquisitions that we may become responsible for. Further, the benefits that we anticipate from these acquisitions may not develop. For example, our acquisition of the Mueller's(R)
pasta brand, the Golden Grain/Mission pasta brand or the seven pasta brands we acquired from Borden Foods or the integration of those brands into our existing business may not be successful, or yield the expected benefits to us or may adversely affect our business.

We may acquire additional pasta brands or other pasta-related businesses, products or processes. If we cannot do so cost-effectively, our business and financial results may be adversely affected.

         Our future growth depends in part on our acquisition of additional pasta brands or other pasta-related businesses, products or processes. We may not be able to find suitable acquisitions available for purchase or be able to make acquisitions at favorable prices. In addition, if we do successfully identify and complete acquisitions in the future, the acquisitions may involve the following risks:

          o    increases in our debt and contingent liabilities;

          o    entering geographic markets in which we have little or no direct prior experience;

          o    unanticipated or undiscovered legal liabilities or other
               obligations of acquired businesses; and

          o    the integration of acquired businesses into our existing business may not be successful.

We may acquire one or more additional complementary businesses other than the production of pasta. Operating more than one type of business presents many significant risks that could, individually or together, have a material adverse effect on our business and financial results.

         We may expand beyond our current single-product business by acquiring an established operating business or investing in another complementary business in its early development. Our success in acquiring or investing in other businesses is subject to the following risks:

          o    we do not have a history of operating, and may not be able to successfully operate, another business that has different
               operating dynamics, competition, customers and suppliers from our existing business;

          o    we may not be able to hire and train experienced and dedicated operating personnel; and

          o    our management resources will be placed under additional burdens.

We must manage our production and inventory levels in order to operate cost effectively.

         Customer inventory management systems that are intended to reduce a retailer's inventory investment increase pressure on suppliers like us to fill orders promptly and thereby shift a portion of the retailer's inventory management cost to the supplier. This results in our carrying extra inventory to meet customers' demands. Our production of excess inventory to meet anticipated retailer demand could result in markdowns and increased inventory carrying costs. In addition, if we underestimate the demand for our products, we may be unable to provide adequate supplies of pasta products to retailers in a timely fashion, and may consequently lose sales.

Because we produce food products, we may be subject to product liability claims and have costs related to product recalls.

         We may need to recall some of our products if they become adulterated or misbranded. We may also be subject to claims or lawsuits if the consumption of any of our products causes injury. A widespread product recall or a significant product liability judgment against us could cause products to be unavailable for a period of time and a loss of consumer confidence in our food products and could have a material adverse effect on our business. We carry insurance against these matters. However, our insurance coverage may not be adequate. The cost of commercially available insurance has increased significantly and such insurance may not be available in the future at prices that we can afford. In addition, because we often indemnify our customers for costs related to product recalls, we could be subject to such expenses and any significant expenses not covered by insurance would negatively impact our operating results.

Our success is dependent on the efforts of several key executives.

         Our operations and prospects depend in large part on the performance of our senior management team. The loss of the services of one or more members of our senior management team could have a material adverse effect on our ability to manage our growth and develop our existing business and could have a material adverse effect on our business, financial condition and results of operations.
We may not be able to find qualified replacements for any of these individuals if their services were no longer available. We do not currently maintain key person life insurance on any of our key employees. We do, however, have employment agreements with Timothy Webster, Horst Schroeder, David Watson, David
Potter, Warren Schmidgall, Jerry Dear and Walt George and other members of management.

Our business could be subject to technological obsolescence.

         If other pasta producers acquire equipment similar to our equipment or more advanced equipment that provides greater efficiencies, what we believe to be our current competitive advantage might be diminished or eliminated, potentially causing pressure on profit margins or reducing our market shares.
Erosion of this advantage could have a material adverse effect on our business, financial condition and results of operations.

Disruptions in transportation of raw materials or finished products or increases in transportation costs could adversely affect our financial results.

         Durum wheat is shipped to our production facilities in Missouri and
South Carolina directly from North Dakota, Montana and Canada under long-term rail contracts. Under these agreements, we are obligated to transport specified wheat volumes and, in the event we do not, we must reimburse the carrier for certain of its costs. We also have a rail contract to ship semolina, milled and processed at the Missouri facility, to our South Carolina facility. An extended interruption in our ability to ship durum wheat by railroad to the Missouri or
South Carolina plants, or semolina to our South Carolina facility, could cause us to incur significantly higher costs and longer lead times associated with the distribution of our pasta to our customers. If we are unable to provide adequate supplies of pasta products to our customers in a timely fashion due to such delays, we may subsequently lose sales. This could have a material adverse effect on our business, financial condition and results of operations.

Our international expansion efforts may not be successful.

         We completed the construction of a pasta-producing facility in Italy in
2000. Prior to opening this plant, we had no experience in operating or distributing products on an international basis. We also do not have the same competitive advantages in these overseas markets that we do in the U.S. Our international efforts may not be successful. We expect to incur significant costs in:

          o    establishing international distribution networks;

          o    complying with local regulations;

          o    overseeing the distribution of products in foreign markets; and

          o    modifying our business and accounting processing system for each international market we enter.

         If our international revenues are inadequate to offset the expense of establishing and maintaining foreign operations, our business and results of operations could be harmed. In addition, there are several risks inherent in doing business on an international level. These risks include:

          o    export and import restrictions;

          o    tariffs and other trade barriers;

          o    difficulties in staffing and managing foreign operations;

          o    fluctuations in currency exchange rates and inflation risks;

          o    seasonal fluctuations in business activity in other parts of the world;

          o    changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

          o    potentially adverse tax consequences; and

          o    difficulty in securing or transporting raw materials or
               transporting finished product.

         Any of these risks could adversely impact the success of our international operations, which could cause our results to fluctuate and our stock price to decline.

Our business requires substantial capital and we carry a significant amount of debt that restricts our operating and financial flexibility.

         Our business requires a substantial capital investment, which we currently finance, and expect to continue to finance, through third-party lenders. As of July 4, 2003, we had approximately $322.3 million aggregate amount of debt outstanding. The amount of debt we carry and the terms of our indebtedness could adversely affect us in several ways, including:

          o    our ability to obtain additional financing in the future for working capital, capital expenditures, and general corporate purposes, including strategic acquisitions, may be impaired;

          o    our ability to use operating cash flow in other areas of our business may be limited because a substantial portion of our cash flow from operations may have to be dedicated to the payment of the principal of and interest on our indebtedness;

          o    the terms of such indebtedness may restrict our ability to pay dividends;

          o    we may be more highly leveraged than many of our competitors, which may place us at a competitive disadvantage; and

          o    the level of debt we carry could restrict our corporate
               activities, including our ability to respond to competitive market conditions, to provide for capital expenditures beyond those permitted by our loan agreements, or to take advantage of acquisition opportunities and grow our business.

         In the event that we fail to comply with the covenants in our current or any future loan agreements, there could be an event of default under the applicable instrument, which could in turn cause a cross default to other debt instruments. As a result, all amounts outstanding under our various current or any future debt instruments may become immediately due and payable.

         We have used, and may continue to use, interest rate protection agreements covering our variable rate debt to limit our exposure to variable rates. However, we may not be able to enter into such agreements or such agreements may adversely affect our financial performance.

                                       10

         If interest rates were to significantly increase or if we are unable to generate sufficient cash flow from operations in the future, we may not be able to service our debt and may have to refinance all or a portion of our debt, obtain additional financing or sell assets to repay such debt. We may not be able to effect such refinancing, additional financing or asset sales on favorable terms or at all.

Our competitive position could be adversely impacted if we are unable to protect our intellectual property.

         Our brand trademarks are important to our success and our competitive position. Our actions to establish and protect our brand trademarks and other proprietary rights may be inadequate to prevent imitation of our products by others. Moreover, we may face claims by a third party that we violate their intellectual property rights. Any litigation or claims against us, whether or not successful, could result in substantial cost, divert management's time and attention from our core business, and harm our reputation.

Our operations are subject to significant government and environmental laws and regulations.

         We are subject to various laws and regulations administered by federal, state, and other governmental agencies relating to the operation of our production facilities, the production, packaging, labeling and marketing of our products and pollution control, including air emissions. Any determination by the FDA or such other agencies that our facilities are not in compliance with applicable regulations could interfere with the continued manufacture and distribution of the affected products, up to the entire output of the facility or facilities involved, and, in some cases, might also require the recall of previously distributed products. Any such determination could have a material adverse effect on our business, financial condition and results of operations.

         Under environmental laws, we are exposed to liability primarily as an owner and operator of real property, and as such, we may be responsible for the clean-up or other remediation of contaminated property. Environmental laws and regulations can change rapidly and we may become subject to more stringent environmental laws and regulations in the future that may be retroactively applied to earlier events. In addition, compliance with more stringent environmental laws and regulations could involve significant capital investments. Our Annual Report on Form 10-K for the fiscal year ended September
27, 2002 provides additional information under the heading "Business -
Governmental Regulation; Environmental Matters."

We do not expect to pay dividends in the foreseeable future.

         We anticipate that future earnings will be used principally to support operations and finance the growth of our business. Thus, we do not intend to pay cash dividends on our common stock in the foreseeable future. Payment of dividends is also restricted by provisions in our credit facility. If our lenders permit us to declare dividends, the dividend amounts, if any, will be determined by our board. Our board will consider a number of factors, including our financial condition, capital requirements, funds generated from operations, future business prospects, applicable contractual restrictions and any other factors our board may deem relevant.

                                       11

A write-off of our intangible assets would affect our results of operations and could cause our stock price to decline.

         Our total assets reflect substantial intangible assets. Any determination requiring the write-off of a significant portion of our intangible assets would have a material negative effect on our results of operations and total capitalization. This could cause our stock price to decline. At July 4,
2003, intangible assets totaled $179.4 million compared to $325.1 million of stockholders' equity. The intangibles represent brand and trademarks resulting primarily from our acquisitions of the Mueller's(R) and Golden Grain/Mission brands and the seven pasta brands from Borden Foods. At each balance sheet date, we assess whether there has been an impairment in the value of our intangible assets. If future operating performance of one or more of our acquired brands were to fall significantly below current or expected levels, we could reflect, under current applicable accounting rules, a non-cash charge to operating earnings for impairment of intangible assets.

                           FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this document and in the documents we incorporate by reference based on our management's beliefs and assumptions and on information currently available to our management.
Forward-looking statements include information concerning our possible or expected future results of operations, business strategies, financing plans, competitive position, potential growth opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and usually can be identified by the use of forward-looking terms such as the words "believes," "expects," "anticipates," "intends,"
"plans," "estimates" or similar expressions.

         Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

         You should understand that many important factors could cause our results to differ materially from those expressed in forward-looking statements.
This prospectus identifies the material factors, including, but not limited to, those identified in the section, "Risk Factors," that we believe could cause our actual results to differ. However, the results referred to in these forward-looking statements could also be adversely affected by other factors that are not discussed in this prospectus.

                                 USE OF PROCEEDS

         The selling stockholder is selling all of the shares covered by this prospectus for its own account. Accordingly, we will not receive any proceeds from the resale of the shares. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

                                       12

                               SELLING STOCKHOLDER

         On February 27, 2003, we completed the purchase of certain assets from the selling stockholder. These assets included several pasta brands, the trademarks and goodwill associated with each of the brands, and the customer accounts and relationships. Total consideration for the purchased assets consisted of 100,000 shares of common stock and certain future payments contingent upon the future profits of the business acquired.

         To help assure that value of the assets purchased from the selling stockholder is protected and successfully transitioned to us, we have entered into employment agreements with the two shareholders of the selling stockholder.

         The following table lists information with respect to the selling stockholder's ownership of shares of our common stock. Prior to our acquisition of certain assets of the selling stockholder, the selling stockholder did not hold any shares of AIPC, and the selling stockholder does not hold any options to acquire shares of AIPC. This information is based upon information provided by or on behalf of the selling stockholder.

                                 Shares Beneficially Owned                                Shares Beneficially Owned
                                   Prior To The Offering                                     After The Offering
                               ------------------------------                          --------------------------------
                                                                     Number Of
                                                                    Shares Being
           Name                   Number          Percent             Offered             Number            Percent
---------------------------    -------------    -------------     -----------------    --------------    --------------

   Mrs. Leeper's, Inc.           100,000             *                100,000                0                 *

* Less than one percent.

                              PLAN OF DISTRIBUTION

         The selling stockholder may offer its shares of common stock at various times in one or more of the following transactions:

          o    in transactions on the New York Stock Exchange or such other markets on which our common stock may be listed at the time of such sale;

          o    in privately negotiated transactions; or

          o    through a combination of these or other methods.

         The selling stockholder may offer its shares of common stock at market prices prevailing at the times of such sales, at prices related to such market prices or at negotiated prices.

         The selling stockholder may use broker-dealers to sell its shares of common stock. If this occurs, broker-dealers will either receive discounts or commission from the selling stockholder,

                                       13

or they will receive commissions from the purchasers of shares of common stock for whom they acted as agents. Brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling such securities under the prospectus.

         The selling stockholder and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholder with respect to the offer to sell the shares under this prospectus.
If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

          o    the name of any such broker-dealers;

          o    the number of shares involved;

          o    the price at which such shares are to be sold;

          o    the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

          o    that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as
               supplemented; and

          o    other facts material to the transaction.

                                  LEGAL MATTERS

         Certain legal matters in connection with the common stock offered hereby will be passed upon for us by Blackwell Sanders Peper Martin LLP, Two
Pershing Square, 2300 Main Street, Suite 1000, Kansas City, Missouri 64108.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 27, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young
LLP's report, given on their authority as experts in accounting and auditing.

                                       14

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these materials at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.
You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the Registration
Statement, will also be available to you on the SEC's website. The address of this website is http://www.sec.gov.

         We have filed a Registration Statement on Form S-3 with the SEC to register these shares of our common stock. This prospectus is part of that
Registration Statement and, as permitted by the SEC's rules, does not contain all of the information included in the Registration Statement. For further information about us and this offering, you may refer to the Registration
Statement and its exhibits. You can review and copy the Registration Statement and its exhibits at the public reference room maintained by the SEC or on the
SEC's website described above.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information.
We incorporate by reference the following documents as well as any future filing we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities
Exchange Act of 1934:

          1.   Annual Report on Form 10-K for the fiscal year ended September
               27, 2002, filed with the Commission on December 20, 2002
               (Commission file no. 001-13403).

          2.   Quarterly Report on Form 10-Q for the quarter ended January 2,
               2003, filed with the Commission on February 18, 2003 (Commission file no. 001-13403).

          3.   Quarterly Report on Form 10-Q for the quarter ended April 4,
               2003, filed with the Commission on May 16, 2003, as amended
               (Commission file no. 001-13403).

          4.   Quarterly Report on Form 10-Q for the quarter ended July 4, 2003, filed with the Commission on August 18, 2003 (Commission file no.
               001-13403).

          5.   Form 8-K filed on January 6, 2003 (Commission file no.
               001-13403).

          6.   The information filed under Item 5 on the Form 8-K filed on
               January 30, 2003 (Commission file no. 001-13403).

          7.   The description of our common stock, par value $.001 per share, contained in our Registration Statement on Form 8-A12B, filed with the Commission on September 22, 1997, and including any further amendment or report filed for the purpose of updating such description (Commission file no. 001-13403).

                                       15

         The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus, at no cost, by writing to us at Investor
Relations, American Italian Pasta Company, 4100 Mulberry Drive, Suite 200,
Kansas City, Missouri 64116 or by telephone at (816) 584-5000.

                                       16

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by us in connection with the sale of common stock being registered. All amounts other than the Commission registration fee are estimates.

Commission registration fee                                   $    350
Legal fees and expenses                                         20,000
Accounting fees and expenses                                    25,000
Transfer agent fees                                                  0
Printing and engraving expenses                                      0
Miscellaneous fees and expenses                                      0
                                                              --------
         Total                                                $ 45,350
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

         As permitted by the DGCL, our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived any improper personal benefit.

         As permitted by the DGCL, our Certificate of Incorporation and our
Bylaws provide that (1) we shall indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by the
DGCL, subject to certain very limited exceptions (including that any person seeking indemnification in connection with all or part of a proceeding initiated by that person shall be indemnified only if the proceeding (or part thereof) was authorized by our board of directors); (2) we shall advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to certain very limited exceptions (including that we will only advance expenses to a director or officer for proceedings or portions of proceedings initiated by that person if the proceeding (or part thereof) was authorized by our board of directors); (3) the rights conferred in our Certificate of
Incorporation and Bylaws are not exclusive; and (4) we may maintain insurance, at our expense, to protect AIPC and any director, officer, employee, or agent of ours or of another entity (or to protect a person serving in any other capacity with us or another entity) against any expenses, liabilities or losses, whether or not we would have the power to indemnify such person against such expenses, liabilities or losses under the DGCL. In accordance with (4), above, we maintain a $10,000,000 public companies directors, officers and corporate liability insurance policy insuring against liability for, among other things, securities law violations.

ITEM 16.  EXHIBITS

4.1      The specimen certificate representing the Company's Class A Convertible
         Common Stock, par value $0.001 per share, which is attached as Exhibit
         4.1 to the Company's registration statement on Form S-1, as amended
         (Commission file no. 333-32827) (the "IPO Registration Statement"), is incorporated by reference herein as Exhibit 4.1.

4.2      The specimen certificate representing the Company's Class B Convertible
         Common Stock, par value $0.001 per share, which is attached as Exhibit
         4.2 to the IPO Registration Statement, is incorporated by reference herein as Exhibit 4.2.

4.3      Section 7.1 of the Company's amended and restated Certificate of
         Incorporation, dated October 7,1997, which is attached as Exhibit 3.1 to the IPO Registration Statement, is incorporated by reference herein as Exhibit 4.3.

4.4      Article II of the Company's amended and restated Bylaws, dated October
         7, 1997, which is attached as Exhibit 3.2 to the IPO Registration
         Statement, is incorporated by reference herein as Exhibit 4.4.

4.5      Sections 1, 2, 3, 4 of Article III of the Company's amended and restated Bylaws, dated October 7, 1997, which is attached as Exhibit
         3.2 to the IPO Registration Statement, is incorporated by reference herein as Exhibit 4.5.

4.6      Article VII of the Company's amended and restated Bylaws, dated October
         7, 1997, which is attached as Exhibit 3.2 to the IPO Registration
         Statement, is incorporated by reference herein as Exhibit 4.6.

4.7      Article IX of the Company's amended and restated Bylaws dated October
         7, 1997, which is attached as Exhibit 3.2 to the IPO Registration
         Statement, is incorporated by reference herein as Exhibit 4.7.

4.8      Credit Agreement, dated July 16, 2001, among American Italian Pasta
         Company, Financial Institutions, Firstar Bank, N.A., as Syndication
         Agent, Bank One, NA, as Documentation Agent, Credit Agricole Indosuez,
         Fleet National Bank, Keybank National Association, Cooperative Centrale
         Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch,
         Wachovia Bank, N.A., and Wells Fargo Bank, N.A., as Co-Agents, and Bank
         of America, N.A., as Administrative Agent, Bank of America Securities
         LLC, Sole Lead Arranger and Sole Book Manager, which is attached as
         Exhibit 10.4 to the Company's quarterly report dated August 13, 2001 on
         Form 10-Q (Commission File No. 001-13403), is incorporated by reference herein as Exhibit 4.8.

                                      II-2

4.9      First Amendment to the Credit Agreement, dated December 12, 2002, among
         American Italian Pasta Company, various financial institutions and Bank of America, N.A. as administrative agent, which is attached as Exhibit
         4.2 to the Company's quarterly report dated January 3, 2003 on Form
         10-Q, is incorporated by reference herein as Exhibit 4.9

4.10     Shareholders Rights Agreement, dated December 3, 1998, between American
         Italian Pasta Company and UMB Bank, N.A. as Rights Agent, which is attached as Exhibit 1 to the Company's Registration Statement dated
         December 14, 1998 on Form 8-A12B (Commission File No. 001-13403), is
         incorporated by reference herein as Exhibit 4.10.

4.11     Certificate and First Amendment to Rights Agreement, which is attached as Exhibit 4 to the Company's Form 8-K filed on January 6, 2003, is incorporated by reference herein as Exhibit 4.11.

*5       Opinion of Blackwell Sanders Peper Martin LLP, counsel to the Company.

*23.1    Consent of Blackwell Sanders Peper Martin LLP (included in Exhibit 5).

23.2     Consent of Ernst & Young LLP, Independent Auditors.

*24      Powers of Attorney (included in the signature page to the Registration
         Statement).

-----------------------

*        Previously filed.

                                      II-3

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the
Securities Act of 1933, as amended;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee"
table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the
Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act
of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities
Act of 1933, each filing of the Company's annual report pursuant to Section
13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing

                                      II-4

provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-5

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment
No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of
Missouri, on October 29, 2003.

                                    AMERICAN ITALIAN PASTA COMPANY

                                    By:  /s/Timothy S. Webster
                                       -----------------------------------------
                                           Timothy S. Webster
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                Signature                                      Title                      Date
                ---------                                      -----                      ----

*                                           Chairman of the Board of Directors      October 29, 2003
-------------------------------------------
Horst W. Schroeder

/s/Timothy S. Webster                       President, Chief Executive Officer and  October 29, 2003
                                            Director (Principal Executive Officer)
-------------------------------------------
Timothy S. Webster

/s/Warren B. Schmidgall                     Executive Vice President-Chief FinancialOctober 29, 2003
                                            Officer, (Principal Financial and
                                            Accounting Officer)
-------------------------------------------
Warren B. Schmidgall

*                                           Director                                October 29, 2003
-------------------------------------------
Robert H. Niehaus

*                                           Director                                October 29, 2003
-------------------------------------------
Richard C. Thompson

*                                           Director                                October 29, 2003
-------------------------------------------
Jonathan E. Baum

*                                           Director                                October 29, 2003
-------------------------------------------
Tim M. Pollak

*                                           Director                                October 29, 2003
-------------------------------------------
Mark C. Demetree

                                      II-6

*                                           Director                                October 29, 2003
-------------------------------------------
William R. Patterson

*                                           Director                                October 29, 2003
-------------------------------------------
James A. Heeter

*                                           Director                                October 29, 2003
-------------------------------------------
Terence C. O'Brien

*/s/Warren B. Schmidgall                                                            October 29, 2003
-------------------------------------------
By Warren B. Schmidgall as
attorney-in-fact

                                      II-7

                                Index To Exhibits

        Exhibit        Description of Exhibit
        Number         Filed herewith:
        ------         --------------

          4.1  The specimen certificate representing the Company's Class A
               Convertible Common Stock, par value $0.001 per share, which is attached as Exhibit 4.1 to the Company's registration statement on Form S-1, as amended (Commission file no. 333-32827) (the "IPO
               Registration Statement"), is incorporated by reference herein as
               Exhibit 4.1.

          4.2  The specimen certificate representing the Company's Class B
               Convertible Common Stock, par value $0.001 per share, which is attached as Exhibit 4.2 to the IPO Registration Statement, is
               incorporated by reference herein as Exhibit 4.2.

          4.3  Section 7.1 of the Company's amended and restated Certificate of
               Incorporation, dated October 7,1997, which is attached as Exhibit
               3.1 to the IPO Registration Statement, is incorporated by
               reference herein as Exhibit 4.3.

          4.4  Article II of the Company's amended and restated Bylaws, dated
               October 7, 1997, which is attached as Exhibit 3.2 to the IPO
               Registration Statement, is incorporated by reference herein as
               Exhibit 4.4.

          4.5  Sections 1, 2, 3, 4 of Article III of the Company's amended and restated Bylaws, dated October 7, 1997, which is attached as
               Exhibit 3.2 to the IPO Registration Statement, is incorporated by reference herein as Exhibit 4.5.

          4.6  Article VII of the Company's amended and restated Bylaws, dated
               October 7, 1997, which is attached as Exhibit 3.2 to the IPO
               Registration Statement, is incorporated by reference herein as
               Exhibit 4.6.

          4.7  Article IX of the Company's amended and restated Bylaws dated
               October 7, 1997, which is attached as Exhibit 3.2 to the IPO
               Registration Statement, is incorporated by reference herein as
               Exhibit 4.7.

          4.8  Credit Agreement, dated July 16, 2001, among American Italian
               Pasta Company, Financial Institutions, Firstar Bank, N.A., as
               Syndication Agent, Bank One, NA, as Documentation Agent, Credit
               Agricole Indosuez, Fleet National Bank, Keybank National
               Association, Cooperative Centrale Raiffeisen-Boerenleenbank B.A.,
               "Rabobank Nederland", New York Branch, Wachovia Bank, N.A., and
               Wells Fargo Bank, N.A., as Co-Agents, and Bank of America, N.A.,
               as Administrative Agent, Bank of America Securities LLC, Sole
               Lead Arranger and Sole Book Manager, which is attached as Exhibit
               10.4 to the Company's quarterly report dated August 13, 2001 on
               Form 10-Q (Commission File No. 001-13403), is incorporated by reference herein as Exhibit 4.8.

          4.9  First Amendment to the Credit Agreement, dated December 12, 2002, among American Italian Pasta Company, various financial
               institutions and Bank of

               America, N.A. as administrative agent, which is attached as
               Exhibit 4.2 to the Company's quarterly report dated January 3,
               2003 on Form 10-Q, is incorporated by reference herein as Exhibit
               4.9

          4.10 Shareholders Rights Agreement, dated December 3, 1998, between
               American Italian Pasta Company and UMB Bank, N.A. as Rights
               Agent, which is attached as Exhibit 1 to the Company's
               Registration Statement dated December 14, 1998 on Form 8-A12B
               (Commission File No. 001-13403), is incorporated by reference herein as Exhibit 4.10.

          4.11 Certificate and First Amendment to Rights Agreement, which is attached as Exhibit 4 to the Company's Form 8-K filed on January
               6, 2003, is incorporated by reference herein as Exhibit 4.11.

          *5   Opinion of Blackwell Sanders Peper Martin LLP, counsel to the
               Company.

          *23.1 Consent of Blackwell Sanders Peper Martin LLP (included in
               Exhibit 5).

          23.2 Consent of Ernst & Young LLP, Independent Auditors.

          *24  Powers of Attorney (included in the signature page to the
               Registration Statement).

-----------------------

*        Previously filed.